Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-57355


                           PROSPECTUS SUPPLEMENT NO. 4
                       (to prospectus dated July 17, 1998)

                                3,267,564 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock

     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated July 17, 1998 relating to the potential offer and sale from time to time of up to 3,267,564 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated July 17, 1998, including any supplements or amendments to such prospectus.

     The table below reflects the following transactions:

     o    the transfer by PAC II, LLC of 461 units to James Bolt;

     o    the transfer by PAC II, LLC of 12,538 units to Steven & Helen DiZio,
          JTTN;

     o    the transfer by PAC II, LLC of 461 units to Robert Leonard III;

     o    the transfer by PAC II, LLC of 308 units to Adel Nassif;

     o    the transfer by PAC II, LLC of 1,538 units to Steven Ohren;

     o    the transfer by PAC II, LLC of 461 units to Timothy Gudim; and

     o    the transfer by PAC II, LLC of 1,769 units to Steve Leonard.

     As a result of these transactions, PAC II, LLC is no longer a selling stockholder.

     The table below also reflects the following transactions:

     o    the transfer by Sage Family Trust of 3,364 units to James Sage;

     o the transfer by Aimee Freyer Lifetime Trust, which is no longer a selling stockholder, of 2,384 units to Aimee Freyer-Valls; and

     o the transfer by Robert J. Powers, who is no longer a selling stockholder, of 37,674 units to The Powers Family Foundation.


                                           Number of Shares and Units Owned              Number of Shares
Name                                             Before the Offering                      Offered Hereby
----                                       --------------------------------              ----------------

James Bolt                                              6,048                                6,048(1)
Steven & Helen Di Zio, JTTN                             12,358                              12,358(1)
Robert Leonard III                                      6,317                                6,317(1)
Adel Nassif                                             5,218                                5,218(1)
Steven Ohren                                            33,366                              33,366(1)
James Sage                                              5,520                                5,520(1)
Sage Family Trust                                       12,500                              12,500(1)
Aimee Freyer Valls                                      14,557                              14,557(5)
The Powers Family Foundation                            37,674                              37,674(13)
Timothy Gudim                                           57,550                              10,298(23)
Steve Leonard                                           39,414                              39,414(24)


     The table below reflects a distribution of units by the Estate of Martha J. Harbison to the other selling stockholders listed below. Martha J. Harbison acquired her units before July 18, 1998 but was not specifically identified in the "Selling Stockholders" section of the prospectus. Except for 832 units previously held by Catherine A. O'Brien-Sturgis, the redemption shares that the selling stockholders may receive in exchange for their units were included in the "Selling Stockholders" section under the name "Additional Holders of Units." As a result of the identification of the selling stockholders listed on the table below and the increase in the shares and units owned by Catherine A. O'Brien-Sturgis, the "Number of Shares Offered Hereby" for "Additional Holders of Units" is changed to 94,267.


                                            Number of Shares and Units Owned              Number of Shares
Name                                               Before the Offering                     Offered Hereby
----                                        --------------------------------              ----------------

Barbara Lee O'Brien Burke                                  666                                 666(5)
Catherine A. O'Brien-Sturgis                              1,498                               1,498(5)
Lee O'Brien, Trustee,                                      666                                 666(5)
Martha J. Harbison Testamentary
Trust f/b/o Christopher C. O'Brien
Martha O'Brien Jones                                      1,497                               1,497(5)
Patricia O'Brien Ferrell                                   666                                 666(5)


          The date of this prospectus supplement is February 23, 2001.